EXHIBIT 3.1

                  ARTICLES OF INCORPORATION
                             OF
          VOYAGER ENTERTAINMENT INTERNATIONAL, INC.

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, for the purpose of association to establish a corporation for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Nevada, do make, record and file these Articles of Incorporation in writing.

AND WE DO HEREBY CERTIFY:

Article One: The name of this Corporation is:

          Voyager Entertainment International, Inc.

Article Two:  The principal office is to be located at:

                     4483 West Reno Ave.
                    Las Vegas, NV  89118

   The Resident agent in the State of Nevada for this Corporation shall be:

                  Richard L. Hannigan, Sr.
                     4483 West Reno Ave.
                    Las Vegas, NV  89118

  This Corporation may also maintain an office or offices at such other places within or outside the State of Nevada, as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held outside the State of Nevada, the same as in the State of Nevada.

Article Three: This Corporation may engage in any lawful activity.

Article Four: This Corporation is authorized to issue two classes of capital stock, referred to as Common Stock and Preferred Stock, each with par value of $0.001 per share. This Corporation shall be authorized to issue a maximum of two hundred million (200,000,000) shares of Common Stock, and a maximum of fifty million (50,000,000) shares of Preferred Stock.

  A. The holders of stock designated "Common Stock" are entitled to one (1) vote for each share held. The Board of Directors may issue the Common Stock from time-to-time.

  B. The Board of Directors is hereby authorized to provide for the issuance of Preferred Stock in one or more series, and may determine and state the designations, preferences, limitations, terms, and rights associated with each series of Preferred Stock, without additional shareholder approval.

  C. This Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, and Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

  D. In addition, this Corporation elects not to be governed by the terms and provisions of Sections 78.2055 and 78.207 of the Nevada Revised Statutes (as the same may be amended, superseded, or replaced by any successor section, statute, or provision) requiring shareholder approval of forward and reverse splits in cases where there is no corresponding increase or decrease in and to the number of authorized shares of the class or series subject to the forward or reverse split so that, therefore, shareholder approval will not be required for the Board of Directors of this Corporation to authorize forward and reverse splits of this Corporation's securities without corresponding increases or decreases in and to the number of authorized shares of the class or series subject to the forward or reverse split.

  E. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this Article Four, shall apply to or have any effect on any transaction involving acquisition of control by any person, or any transaction with an interested stockholder, or any Board action with respect to Sections 78.2055 and 78.207 of the Nevada Revised
  Statutes, occurring prior to such amendment or repeal.

Article Five: No Director or Officer of this Corporation shall be liable to this Corporation or its stockholders for any breach of fiduciary duty as Officer or Director of this Corporation. This provision shall not affect liability for acts or omissions that involve intentional misconduct, fraud, a knowing violation or law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

  All expenses incurred by Officers or Directors in defending a civil or criminal action, suit, or proceeding, must be paid by this Corporation as they are incurred in advance of a final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of a Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction, that he or she did not act in good faith, and in the manner he or she reasonably believed to be or not opposed to the best interests of this Corporation.

  The members of the governing Board shall be styled
  Directors, and the number of Directors shall not be less than one (1) pursuant to the terms of Section 78.115 of the Nevada Revised Statutes. The names and addresses of the first Board of Directors, which shall consist of three members is:

          Richard L. Hannigan, Sr.   4483 West Reno Ave.
                                     Las Vegas, NV 89118

          Myong Hannigan             4483 West Reno Ave.
                                     Las Vegas, NV 89118

          Tracy Jones                4483 West Reno Ave.
                                     Las Vegas, NV 89118

  The number of Directors of this Corporation may from time to time be increased or decreased as set forth hereinabove by an amendment to the By-Laws in that regard, and without the necessity of amending these Articles of Incorporation. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

Article Six:  The name and address of the incorporator is:

          Richard L. Hannigan, Sr.   4483 West Reno Ave.
                                     Las Vegas, NV 89118

Article Seven: The capital stock of this Corporation, after the amount of the subscription price has been paid in cash or in kind, shall be and remain non-assessable and shall not be subject to assessment to pay debts of this Corporation.

Article Eight: This Corporation shall have perpetual existence.

Article Nine: No holder of any shares of this Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of this Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

Executed this 11th day of June, 2003.


                           /s/ Richard L. Hannigan, Sr.,
                           Incorporator


                CERTIFICATE OF ACCEPTANCE OF
                APPOINTMENT AS RESIDENT AGENT

In the matter of Voyager Entertainment International, Inc.,
I hereby certify that on the 11th day of June, 2003, I accepted the appointment as Resident Agent of the above-entitled corporation in accordance with Section 78.090 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, I have hereunto set my hand this 11th day of June, 2003.


                               /s/ Richard L. Hannigan, Sr.